EXHIBIT 10.1

ACHIEVE PHARMA UK LIMITED

May 9, 2025

Richard Stewart

Dear Rick,

Achieve Pharma UK Limited (the “Company”) is pleased to continue your employment on the terms set out below and contained in Exhibits A, B, C and D attached.

This contract of employment (the “Agreement”) is entered into by and between you and the Company and supersedes all previous agreements and undertakings (if any) relating to your employment by the Company or any Group Company.

1.
Position.
1.1
The Company shall employ you and you agree to act as Chairman and Chief Executive Officer of the Company. While you serve as Chief Executive Officer of the Company, you will also serve on the Board of Directors of the Company (the "Company Board"). In addition, you will also serve as Chief Executive Officer of Achieve Life Sciences, Inc. (the “Parent Company”). While you serve as Chief Executive Officer of the Parent Company, you will also serve on the Board of Directors of the Parent Company (the "Board"). This is a full-time position.
1.2
You shall report directly to the Board of Directors of the Parent Company (the “Board”). You shall have such duties, authority and responsibilities that are commensurate with being Chief Executive Officer of the Parent Company and of the Company.
1.3
During your employment, you will perform your duties faithfully and to the best of your ability and will, except as provided below in relation to your outside interests and as set forth in Exhibit C, devote your full business efforts and time to the Company and the Parent Company. For the duration of your employment by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that, in the reasonable opinion of the Board, is in any way competitive with the business or proposed business of the Company or the Parent Company and / or would create a conflict of interest with the Company, the Parent Company or any Group Company, without the prior written approval of the Board, such approval not to be unreasonably withheld or delayed. You will be permitted to continue providing services to the entities and in the roles set forth in the initialed Exhibit C (Outside Activities), and to any other non-competitive entities by providing written notice to the Board, whereupon Exhibit C (Outside Activities) will be deemed to be amended accordingly, provided that the Board and / or the Company Board determine, in its or their reasonable opinion, that such activities do not and shall not materially adversely affect your ability to perform and discharge his duties to the Company and the Parent Company.
1.4
By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, the Parent Company or any Group Company.
1.5
You agree, without being entitled to further remuneration, to perform duties for any Group Company. During your employment you must at all times:

(a)
use your best endeavors to promote the success, interests and reputation of the Group giving at all times the full benefit of your knowledge, experience, expertise and skill;
(b)
faithfully and diligently to the best of your ability exercise such powers and perform such duties in relation to the Group as the Board from time to time may require;
(c)
provide overall direction for the Company and the Group in order for it to implement agreed strategies in order to meet Company and Group goals and objectives;
(d)
make create and sustain the organizational culture and environment needed to achieve objectives and results and recruit and retain a high performance operating team;
(e)
oversee the management and administration of the Company and the Group;
(f)
comply with your duties under the Companies Act 2006 (as amended from time to time) and similar legislation worldwide and any policy of the Company or Parent Company from time to time relating to dealings in shares, debentures or other securities of the Company or any Group Company, any unpublished price sensitive information, or market abuse;
(g)
keep the Company Board and the Board promptly and fully informed of your conduct of the business of the Company and the Parent Company and provide the Company Board and the Board with all information regarding the affairs of the Company, the Parent Company and any Group Company as it shall require;
(h)
conform to the instructions or directions of the Company Board and the Board;
(i)
comply with all laws and policies of the Company, the Parent Company and any Group Company, including those relating to the prevention of tax evasion and/or the prevention of the facilitation of tax evasion, anti-bribery and corruption;
(j)
not do anything that would cause you to be disqualified from continuing to act as a director of the Company, the Parent Company or any Group Company; and
(k)
not resign from your office of director of the Company, the Parent Company or any Group Company without the consent of the Company and the Parent Company, and at the written request of the Board, immediately resign from all and any directorships and other offices held in the Company, the Parent Company and any Group Company.
1.6
You shall comply with, and use all reasonable endeavors to procure that your spouse and any dependent children comply with, all applicable laws, regulations, rules and codes of conduct in any jurisdiction, together with any policy of the Company, the Parent Company or any Group Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company, the Parent Company or any Group Company, any inside information affecting the securities of any other company and any form of market abuse or insider trading as defined in application laws, regulations, rules and codes of conduct in any jurisdiction.
1.7
You shall hold any office in the Company and any Group Company subject to the Articles of Association of the relevant Company as amended from time to time. If the provisions of this Agreement conflict with the Articles of Association of the relevant Company, the Articles of Association will prevail.
2.
Compensation.
2.1
During your employment the Company will pay you a salary at the rate of $615,000 USD per year (the “Base Salary”) which shall accrue day to day and be payable in equal monthly instalments in arrears in accordance with the Company’s standard payroll schedule. The Base Salary does not include any fees or other remuneration receivable by you as a director of the Company, the Parent Company or any Group Company or in respect of any other company or unincorporated body in which you hold office or any other appointment as nominee or representative of the Company, the Parent Company or any Group Company, and you have no entitlement to any such fees or other remuneration. Your salary will be subject to annual review by the Compensation Committee. For the avoidance of doubt, it is agreed that you shall have no contractual right to any increase in the Base Salary under this Clause.
2.2
In addition, you will be eligible for an incentive bonus of up to 50% of the Base Salary for each fiscal year of the Company, based on the achievement of performance objectives to be mutually agreed upon by you and the Board each year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. However, if you are terminated without Cause after the fiscal year end and your Termination Date is prior to the day when the bonus is paid, you are eligible for any accrued, unpaid bonuses earned by you (provided that any such bonus has been awarded by the Board). The Board or the Compensation Committee may, in its sole discretion, determine not to award a bonus or to award a bonus at less than maximum eligibility. You acknowledge that a Bonus is neither required nor guaranteed by this Agreement. The determinations of the Board, acting reasonably, (based on the recommendations of the Compensation Committee (also acting reasonably)), with respect to your bonus will be final and binding.
2.3
The above amounts will be paid to you in USD calculated based on monthly average exchange rates.
2.4
By entering into this Agreement, you consent to the deduction from your salary and any bonus (or any sum due from the Company, the Parent Company or any Group Company) any sums that you owe to the Company, the Parent Company or any Group Company from time to time and agree to make payment to the Company, the Parent Company or any Group Company of any sums owed by you to the Company, the Parent Company or any Group Company upon demand by the Company at any time. This sub-Clause is without prejudice to the right of the Company, the Parent Company and any Group Company to recover any sums or balance of sums owed by you to the Company, the Parent Company or any Group Company by legal proceedings.
2.5
Compliance with relevant legislation, regulations, binding codes of practice and guidance may involve publication of your remuneration under this Agreement and/or disclosure to an outside body. By signing this Agreement you consent to such disclosure that the Company, the Parent Company or any Group Company reasonably considers necessary to ensure compliance with relevant legislation, regulations, binding codes of practice and guidance.
3.
Equity Awards.
3.1
In January 2025, the Board granted you:
(a)
an option to purchase 67,500 shares of Common Stock of the Company (the “Option”) under our 2018 Equity Incentive Plan (the “Plan”), however on 21 January 2025 you agreed, by way of a cancellation of option agreement (the “Cancellation Agreement”), to relinquish the Option and therefore the Option was immediately cancelled in its entirety effective as of the date of the Cancellation Agreement;
(b)
157,500 performance-based restricted stock unit (the “PSUs”) under the Plan. The PSUs shall have a term of four years from the Grant Date, and shall commence to vest on the first trading day after the public announcement of the achievement of the milestones as follows:
(i)
100% of the total Awards upon acceptance of the cytisinicline NDA by the U.S. Federal Drug Administration (“FDA”) in a Day-74 Letter (or equivalent); or
(ii)
100% of the total Awards upon either: (a) marketing approval of cytisinicline by the FDA; or (b) signing a definitive agreement for the acquisition of the Company occurring by December 31, 2026.

4.
Employee Benefits.
4.1
As an employee of the Company, you will be eligible to participate in any employee benefit plans established by the Company for its employees from time to time.
4.2
In addition, you will be eligible for vacation in accordance with the Company’s vacation policy, as in effect from time to time (please see your annual leave allowance as set out in Exhibit A).
4.3
As a statutory director, you are not eligible for mandatory auto-enrolment under Chapter 1 of Part 1 of the Pensions Act 2008. To the extent that the Company is ever required to enrol you into a workplace pension scheme, the Company shall be entitled to deduct pension contributions from your Base Salary and pay them to the workplace pension scheme. The rate of any such contributions would be set out in supplementary information provided to you.
4.4
The Company shall reimburse you for all reasonable out-of-pocket travel and other expenses incurred (consistent with the Company’s travel policy) in connection with your role as the Chief Executive Officer of the Company and the Parent Company.
4.5
At its sole discretion, the Company may agree to subsidise extended trips to the United States for you and your spouse to enable you to fulfil your duties and obligations as the Chief Executive Officer of the Parent Company to the best of your ability. The terms and conditions of the subsidised transatlantic travel benefits which may apply from time to time shall be set forth in Exhibit D (Transatlantic Travel Benefits). The terms and conditions detailed in Exhibit D shall be reviewed by the Board on an annual basis (or more frequently, as dictated by the business) during the term of this Agreement and amended accordingly (if necessary). You and the Board shall use all reasonable endeavors to agree, in good faith, the terms to apply until the next review date. However, if the parties are unable to reach an agreement, the Board shall make the final determination, and its decision shall be binding.
4.6
The Company reserves the right to change or otherwise modify, in its sole discretion, your right to receive any of the employee benefits set out in this clause 4 (save for clause 4.5 which is subject to its own terms), the terms of the policies and schemes referred to in this clause 4, and the amount of your benefit. Your participation in any health insurance, pension scheme or other employee benefit plan shall be subject at all times to the rules of the relevant scheme from time to time in force and your participation in any insurance scheme being at a premium that the Company considers reasonable. In the event an insurer refuses to provide you with any benefit under an insurance scheme, you agree that you shall have no right of action against the Company in respect of such refusal.
5.
Benefits in connection with your role as the Parent Company’s Chief Executive Officer
5.1
The Company will reimburse you for all legal fees and filing costs incurred in connection with your application for a U.S. visa, allowing you to legally render services in the United States.
5.2
To the extent that you are subject to U.S. tax, the Company will provide you with tax equalization services designed to result in you being in no worse a tax position than if you were solely subject to tax in the U.K.
6.
Indemnification.
6.1
The Company (for and on behalf of the Parent Company) shall indemnify you in respect of any liabilities you incur as a result of the duties carried out in the course of your employment to the maximum extent permitted by applicable law and the Company’s certificate of incorporation and bylaws.
6.2
During your employment, the Company shall maintain officers’ liability insurance for your benefit on terms and conditions no less favourable than the terms and conditions generally applicable to the Parent Company’s other senior executive officers.

6.3
The Company’s obligations under this Clause 6 shall survive your cessation of employment and also the termination or expiration of this Agreement for a period of up to 6 years.
7.
Confidentiality and Intellectual Property.
7.1
As an employee of the Company, you will have access to certain confidential information of the Company, the Parent Company and/or Group Companies and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company, the Parent Company and/or a Group Company. To protect the interests of the Company, the Parent Company and/or a Group Company, you have accepted the terms of the Company’s standard “Employee Agreement Regarding Confidential Information and Intellectual Property” that you executed on 22 May 2018, a copy of which is attached hereto as Exhibit B.
7.2
We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.
7.3
During the period that you render services to the Company and the Parent Company, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
8.
No Breach of Obligations to Prior Employers.
8.1
You warrant that by signing this Agreement, that your continued employment by the Company will not violate any agreement in place between yourself and current or past employers.
9.
Employment Duration and Notice of Termination.
9.1
Your employment with the Company is for no specific period of time.
9.2
Subject to clauses 10 and 11, your employment with the Company shall be subject to termination by either party giving to the other not less than 6 months prior notice in writing. Any period of notice shall commence immediately when it is given, irrespective of the time or date of receipt.
9.3
The Company may at any time in its absolute discretion elect to terminate your employment forthwith and with immediate effect by notifying you in writing that:
(a)
your employment is being terminated in exercise of this right;
(b)
the date upon which your employment is so terminated; and
(c)
the fact that you shall be entitled to receive in lieu of the notice period (or part thereof) an amount that shall be equivalent to your Base Salary, or a combination of both, all at the Company’s sole and absolute discretion.
9.4
If the Company exercises its right to make you a payment in lieu of notice, the Company will make the payment to you within 28 days of the termination of your employment. Any such payment will be subject to clause 2.4 and such deductions for tax and national insurance as are required by law.
10.
Summary termination.
10.1
Notwithstanding the provisions of clauses 9 and 11, the Company may by written notice terminate your employment with immediate effect (without being under any obligation to pay any further sums to you whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of this Agreement, and without prejudice to any other rights of the Company) if, in the reasonable opinion of the Company’s Board and / or the Board, you:
(a)
substantially and willfully fail to perform your duties and responsibilities to the Company, the Parent Company or any Group Company;
(b)
commit any act of gross misconduct;
(c)
deliberately violate a written Company, Parent Company or Group Company policy;
(d)
are guilty of any material or persistent breach or non-observance of any of the provisions of this Agreement following your receipt of written notice from the Company detailing the breach or non-observance and setting out a reasonable period for remedy;
(e)
do anything which, in the reasonable opinion of the Board, materially adversely prejudices or is likely to materially prejudice adversely the interests or reputation of the Company, the Parent Company or any Group Company;
(f)
commission an act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, the Parent Company or any Group Company;
(g)
use or disclose any Confidential Information or trade secrets of the Company, the Parent Company or any Group Company or any other party to whom the Company, the Parent Company or a Group Company owes an obligation of nondisclosure in circumstances where you are unauthorised to do so;
(h)
willfully breach any of your obligations under any written agreement or covenant with the Company, the Parent Company or any Group Company;
(i)
resign as a director of the Company, the Parent Company or a Group Company without the written consent of the Board or is disqualified from holding office as a director;
(j)
are convicted of a criminal offence (excluding an offence under road traffic legislation);
(k)
are made the subject of a bankruptcy order or have a receiving order or an administration order made against you;
(l)
become addicted to or are habitually under the influence of alcohol or any drug (not being a drug prescribed for you by a medical practitioner) the possession of which is controlled by law;
(m)
become a patient within the meaning of the Mental Health Act 1983; or
(n)
fail to comply any applicable laws, regulations, rules and codes of conduct in relation to share dealing, market abuse, bribery or corruption.
11.
Termination on Account of Illness or Injury.
11.1
Without prejudice to clauses 9 and 10, if you become unable to perform your duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months, then the Company may, by not less than 3 months’ prior written notice, terminate your employment. The Company agrees to withdraw any notice of termination given under this clause 11 if during the currency of the notice you return to your full time duties and provide a medical practitioner’s certificate satisfactory to the Board that confirms that you have recovered fully in your health and no recurrence of the illness or injury can be reasonably anticipated.

12.
Garden Leave.
12.1
Without prejudice to the provisions of clauses 9 and 11, the Company may at any time during your employment, require you to cease performing all or any of your duties for such period or periods of time as the Company shall in its absolute discretion determine (the “Garden Leave”). Notice provided by the Company of Garden Leave shall include the duration of such leave, where reasonably practicable. During any such period of Garden Leave:
(a)
the Company shall continue to pay you your salary and shall provide you with all benefits to which you are entitled under this Agreement;
(b)
the Company shall be under no obligation to provide you with any work and shall be entitled to appoint any other person or persons to perform your duties under this Agreement;
(c)
you shall not, without the prior written consent of the Board, enter into or attend any Company, Parent Company or Group Company premises or contact any employees, officers, customers, clients, agents or suppliers of the Company, the Parent Company or any Group Company without its prior permission;
(d)
you shall, at the request of the Company, immediately deliver to the Company all property in your possession or control that belongs to the Company, the Parent Company or any Group Company or which relates to the business of the Company, the Parent Company or any Group Company;
(e)
you shall keep the Chair of the Board updated of your whereabouts so that you can be called upon to perform appropriate duties as required by the Company or the Parent Company; and
(f)
for the avoidance of doubt, you shall continue to be bound by all of your obligations under this Agreement insofar as they are compatible with you being on garden leave including, without limitation, your duty of good faith to the Company and the Parent Company.
13.
Qualifying Termination.
13.1
In addition to the provisions of clause 9, in the event of a Qualifying Termination you will be eligible for the following benefits:
(a)
Severance Benefits
(i)
The Company shall pay you 18 months of your monthly Base Salary (at the rate in effect immediately prior to the Separation) (the “Severance Payment”).
(ii)
You will receive the Severance Payment as a lump-sum, subject to any lawful deductions for tax, national insurance contributions or otherwise. The Severance Payment will be paid in accordance with the Company’s standard payroll procedures which will be made on the next regular payroll date occurring after the Company has received a Settlement Agreement that complies with clause 15.1 from you.
(b)
Benefits
(i)
The Company shall pay the full amount for the continuation of any employer-provided health benefits that it, in its sole discretion, decides to extend after the Termination Date.
(ii)
Notwithstanding the foregoing, instead of continuing to provide you with health benefits under clause 13.1(b)(i) above, the Company may in its sole discretion choose to pay you a sum (whether as a lump sum or in instalments) in respect of any health insurance benefit that you sacrifice as a result of the termination of your employment. Any such sum will be subject to income tax and national insurance contributions and will take into account the premium paid by the Company in respect of your participation in its healthcare schemes in the month prior to your Separation. Any such payments under this clause 13.1(b)(ii) shall commence on the later of:
(1)
the first day of the month following the month in which you experience a Separation; and
(2)
the date that the Company decides that you will receive a sum under this clause 13.1(b)(ii).

Any payments under this clause 13.1(b)(ii) shall end on the earlier of:

(1)
the date on which you become covered by an insurance plan of a subsequent employer that the sums paid under this clause 13.1(b)(ii) are intended to cover; and
(2)
the last day of the period that you are paid severance benefits pursuant to clause 13.1(a) after the Separation.
(c)
Equity Awards
(i)
Each of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to an additional 18 months as if you had continued service during that time.
(ii)
Subject to clause 15.1, the accelerated vesting described above shall be effective as of the Separation.

You acknowledge and agree that you may waive the rights to the benefits contained in this clause 13 by a separate mutual written consent.

14.
Corporate Qualifying Termination.
14.1
In addition to the provisions of clause 9, if a Corporate Qualifying Termination occurs then you will be entitled to the following benefits:
(a)
Severance Benefits
(i)
The Company or its successor shall pay you 24 months of your monthly Base Salary (at the rate in effect immediately prior to the actions that resulted in the Separation) plus 100% of your target annual bonus for the year in which the Separation occurs (the “Corporate Severance Payment”).
(ii)
You will be paid the Corporate Severance Payment as a lump sum payment in accordance with the Company’s standard payroll procedures on the next regular payroll date occurring after the Company has received a Settlement Agreement from you that complies with clause 15.1. The Corporate Severance Payment will be subject to any lawful deductions for income tax, national insurance contributions or otherwise.
(b)
Benefits
(i)
The conditions concerning employer-provided health benefits or a monetary equivalent set out at clause 13.1(b) above shall apply on the same terms to you, for the same period that you are paid severance benefits pursuant to clause 14.1(a) following your Separation or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
(c)
Equity Awards
(i)
Each of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award.
(ii)
Subject to clause 15.1 the accelerated vesting described above shall be effective as of the Separation.
15.
Additional Termination Provisions.
15.1
Settlement Agreement

The provisions of clauses 13 and 14 shall not apply unless:

(a)
you have entered into a legally binding settlement agreement with the Company and the Parent Company in respect of all known and unknown claims that you may then have against the Company, the Parent Company or any Group Company or any persons affiliated with the Company, the Parent Company or any Group Company (the “Settlement Agreement”);
(b)
you have complied with the terms of the Settlement Agreement;
(c)
you have delivered an executed copy of the Settlement Agreement to the Company within a reasonable time period specified by the Company and your adviser has delivered their adviser’s certificate to the Company;
(d)
the Settlement Agreement is in a form acceptable to the Company and the Parent Company; and
(e)
the Settlement Agreement complies with the statutory requirements for waiver of employment-related claims at the date it is entered into.

15.2
Accrued Compensation and Benefits
(a)
Notwithstanding anything to the contrary in clauses 9, 13 and 14 above, in connection with any termination of employment, the Company shall pay your earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the Termination Date (as required by law or any applicable Company plan or policy), including unused earned vacation pay and unreimbursed documented business expenses incurred by you through and including the Termination Date (the “Accrued Compensation and Expenses”).
(b)
In addition, you shall be entitled to any other vested benefits earned by you for the period through and including the Termination Date under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”).
(c)
Any Accrued Compensation and Expenses to which you are entitled shall be paid to you as soon as administratively practicable after the Termination Date. Any Accrued Benefits which you are entitled shall be paid to you as provided in the relevant plans and arrangements. Any Accrued Compensation and Expenses and any Accrued Benefits to which you are entitled shall be subject to any lawful deductions for tax, national insurance or otherwise.
(d)
For the avoidance of doubt, in no event shall you receive payment under both clause 13 and clause 14.
16.
Obligations on Termination.
16.1
Upon termination of your employment (for whatever reason) you agree to immediately deliver to the Company or its authorised representative such of the following as are in your possession or control:
(a)
all keys, security and computer passes, plans, statistics, documents, records, papers, magnetic disks, Confidential Information , tapes, or other software storage media including any copies thereof and all matter derived from such sources which is in your possession or under your control which belong to the Group or which relate to the business of the Group including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by you of any Confidential Information;
(b)
all credit cards and charge cards provided for your use by the Company; and
(c)
all other property of the Group not previously referred to in this Clause.
16.2
You will provide a signed statement that you have complied fully with your obligations under this Clause together with such reasonable evidence of compliance as the Company may request.
17.
Directorships and shareholdings.
17.1
During your employment you will not do anything which could cause you to be disqualified from continuing to act as a director of the Company, the Parent Company or any Group Company.
17.2
You shall not resign your office as a director of the Company, the Parent Company or any Group Company without the agreement of the Board.
17.3
You shall, at the written request of the Company Board and/or Board immediately resign (without claim for compensation) from all and any directorships and other offices held in the Company, the Parent Company and any Group Company and from any other appointments or offices which you hold as nominee or representative of the Company, the Parent Company and/or any Group Company.

17.4
In the event of your failure to comply with your obligations under clause 17.3 within seven days of the said request you hereby irrevocably authorises any director of the Company or the Parent Company for the time being in your name and on your behalf to execute any documents or do anything else that is necessary to effect such resignations and/or transfers. For the avoidance of doubt, the Company Board and/or the Board may make a request in accordance with this Clause at any time, including, but not limited to, in circumstances where you are on garden leave pursuant to clause 12, has been suspended pursuant to this Agreement or where your employment has terminated for any reason.
17.5
If during your employment you cease to be a director of the Company, the Parent Company or any Group Company (otherwise than for a reason justifying summary dismissal pursuant to Clause 10.1) the Company may by written notice terminate your employment or alternatively, at the discretion of the Company, your employment shall continue as if you had been employed as an Executive Manager and the terms of this Agreement (save those relating to the holding of the office of director) shall continue in full force and effect.
18.
Data Protection
18.1
In this Clause "Controller", "Personal Data" and "processing" shall have the meaning set out in the Data Protection Act 2018 (the "2018 Act") and "process" and "processed" shall be construed accordingly. "Sensitive Personal Data" means Personal Data that reveals such categories of data as are listed in Recital 10 and Article 9 of Regulation (EU) 2016/679 (the General Data Protection Regulation) (the “GDPR”), namely racial or ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, health or sex life and sexual orientation, genetic data and biometric data which is processed to uniquely identify a person.
18.2
You shall at all times during your employment act in accordance with the 2018 Act and all applicable regulations, domestic legislation and any successor legislation relating to the protection of individuals with regards to the processing of personal data to which the Company (and each relevant Group Company) is subject (the "Data Protection Legislation").
18.3
You agree to provide the Company in its capacity as Controller with all Personal Data relating to you which is necessary or reasonably required for the proper performance of this Agreement and in connection with your employment (including the performance of the Company's responsibility as your employer and the administration of the employment relationship (both during and after the employment)) or the conduct of the Group’s business or where such provision is required by law (the "Authorised Purposes").
18.4
In order to keep and maintain accurate records relating to your employment, it will be necessary for the Company and the Parent Company to record, hold and process Personal Data (including Sensitive Personal Data), relating to you held in manual and electronic form which is subject to the Data Protection Legislation. The Company may disclose this data to third parties where this is necessary or reasonably required to achieve one or more of the Authorised Purposes. Such third parties include without limitation payroll agencies, benefit (including pension) providers, the Inland Revenue, computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies and any potential purchasers of the business). Given your role and the structure of the Group it will be necessary to transfer such Personal Data (including Sensitive Personal Data) outside the European Economic Area, as set out in the Company's policies as listed below.
18.5
Where it is necessary or reasonably required to achieve one or more of the Authorised Purposes, the Company or any Group Company may process your Personal Data, including Sensitive Personal Data (including without limitation any self-certification forms or medical certificates supplied to the Company to your absence by reason of illness or injury, any records of sickness absence, any medical reports or health assessments, any details of your trade union membership and any information relating to any criminal convictions or any criminal charges secured or brought against you. In particular, this includes the Chair or the Board having access to relevant Personal Data such as your home address, home/mobile telephone number, marital status record, emergency contact details and absence records.

18.6
You acknowledge that the Company, the Parent Company or any Group Company will process your sensitive personal data where this is necessary or reasonably required to achieve one or more of the purposes set out in this Clause.
18.7
You acknowledge that it is necessary for the Company and the Parent Company to protect its interests by monitoring computer usage and all communications on its networks (including office telephone networks, mobile telephones usage, social media and email systems). You understand and accept that the Company and the Parent Company collects information on all internet user accounts, social media, email activity and call details and that this information is periodically reviewed by authorised staff to ensure compliance with the Company's policies and to detect any unauthorised use of the Company's IT infrastructure and systems.
18.8
You shall at all times comply with and shall make yourself aware of the Group’s policies related to data protection and data security.
18.9
You agree that you will comply with the Group’s policies and any other policy introduced by the Company from time to time to comply with the Data Protection Legislation.
19.
Tax.
19.1
All compensation and benefits payable to you under this Agreement or as a result of your employment with the Company shall be subject to such lawful deductions for tax, national insurance contributions or otherwise.
19.2
You are encouraged to obtain your own tax advice regarding your compensation from the Company.
19.3
You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, the Parent Company or the Board related to tax liabilities arising from your compensation under this Agreement.
20.
Third Party Rights
20.1
Unless it expressly states otherwise and save for the Parent Company, the parties agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) shall be enforceable by a Third Party in his own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and you without the consent of any such Third Party.
20.2
For the purposes of this Clause a "Third Party" means any person who is not named as a party to this Agreement.
21.
Interpretation, Amendment and Enforcement.
21.1
This letter agreement, together with its two exhibits, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and/or the Parent Company and constitute the entire agreement between you and the Company regarding the subject matter set forth herein.
21.2
This Agreement may not be subject to material amendment or modification, except by an express written agreement signed by both you and a duly authorized officer of the Company.
21.3
The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of England and Wales.

21.4
You and the Company submit to the exclusive personal jurisdiction of the laws of England and Wales in connection with any Dispute or any claim related to any Dispute.
22.
Definitions.

The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Associated Company”

means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or a Group Company) of which more than 20 per cent of the equity share capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the equity share capital of the Company or a Group Company;

“Cause”

shall mean:

i. your substantial failure to perform your duties and responsibilities to the Company or any Group Company or your deliberate violation of a Company or Group Company policy;

ii. your commission of any act of fraud, embezzlement, dishonesty or any other gross misconduct that has caused or is reasonably expected to result in material injury to the Company or any Group Company;

iii. your unauthorized use or disclosure of any Confidential Information or trade secrets of the Company or any Group Company or any other party to whom the Company or a Group Company owes an obligation of nondisclosure; or

iv. your willful material breach of any of your obligations under any written agreement or covenant with the Company or any Group Company.

The determination as to whether your service is being terminated for Cause shall be made in good faith by the Company and shall be final and binding.

The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in clauses 9, 10 or 11.

“Corporate Transaction”

shall occur in the following circumstances:

i. any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act directly or indirectly of securities of the Parent Company representing more than fifty percent (50%) of the total voting power represented by the Parent Company’s then-outstanding voting securities provided that the acquisition of additional securities by any one Person who is considered to own more than fifty percent

(50%) of the total voting power of the securities of the Parent Company will not be considered a Corporate Transaction;

ii. the consummation of the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets;

iii. the consummation of a merger or consolidation of the Parent Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Parent Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

iv. any other transaction which qualifies as a “corporate transaction” wherein the shareholders of the Parent Company give up all of their equity interest in the Parent Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Parent Company); or

v. a change in the effective control of the Parent Company that occurs on the date that a majority of members of the Parent Company’s Board is replaced during any twelve (12) month period by members of the Parent Company’s Board whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board prior to the date of the appointment or election. If any Person is considered to be in effective control of the Parent Company, the acquisition of additional control of the Parent Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent Company;

For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or an affiliate of the Parent Company; (2) a corporation or other entity owned directly or indirectly by the stockholders of the Parent Company in substantially the same proportions as their ownership of the common stock of Parent Company; (3) the Parent Company; and (4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Parent Company;

“Corporate Qualifying Termination”	occurs when there is a Separation within twelve (12) months following a Corporate Transaction which results from (i) the Company or its successor terminating your employment for any reason other than Cause or (ii) circumstances where you voluntarily resigned from your employment for Good Reason. A Separation arising from your death shall not constitute a Corporate Qualifying Termination;

“Equity Awards”

means all options to purchase shares of Company common stock, including the option, as well as any and all other stock-based awards granted to you, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights;

“Good Reason”

shall arise when: the Company does one of the following acts without your express written consent:

i. materially reduces your level of responsibility and/or scope of authority (although a change in responsibility shall not be deemed to occur solely because you are part of a larger organization or solely because you are given a change in job title);

ii. reduces your base salary, other than in circumstances where generally all of the executive officers of the Company have had their salary reduced to a similar extent; or

iii. relocates your principal workplace by more than thirty-five (35) miles from your then current place of employment;

“Group”

means

i. the Company;

ii. any Holding Company for the time being of the Company;

iii. any Subsidiary for the time being of the Company or of the Company’s Holding Company

iv. any Associated Company, and

v. any other company or body corporate or other form of business entity the name of which is notified in writing to you as being a member of the Group.

“Group Company”	means any member of the Group other than the Company from time to time (including but not limited to the Parent Company);
“Holding Company” and “Subsidiary”	have the meanings given to them respectively in section 1159 of the Companies Act 2006;
“Qualifying Termination”	occurs when there is a Separation that is not a Corporate Qualifying Termination, in circumstances where either: i. the Company has terminated your employment for a reason other than Cause; or

ii. you have voluntarily resigned from your employment for Good Reason within a reasonable time frame of such Good Reason arising;

provided at all times that the termination of your employment is not due to your death;

“Separation”	occurs on the termination of your employment: and
“Termination Date”	the date that your employment with the Company comes to an end.

You may indicate your agreement with and acceptance of these terms by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Employee Agreement Regarding Confidential Information and Intellectual Property and returning them to me.

If you have any questions, please call me.

Very truly yours

ACHIEVE PHARMA UK LIMITED

/s/ Thomas B. King
By: Thomas B. King

Title: Chairman, Achieve Life Sciences, Inc.

I have read and accept the terms and conditions of employment in this Agreement:

/s/ Richard Stewart
Signature of Richard Stewart

Dated: 9 May, 2025

Attachment

Exhibit A: Statement of Particulars for the purpose of section 1 Employment Rights Act 1996

Exhibit B: Employee Agreement Regarding Confidential Information and Intellectual Property

Exhibit C: Outside Activities

Exhibit D: Transatlantic Travel Benefits

EXHIBIT A

Statement of Particulars for the purpose of section 1 Employment Rights Act 1996

The following information is given to supplement the information given in the body of the employment contract and to comply with the requirements of section 1 Employment Rights Act 1996:

Name of employer	Achieve Pharma UK Limited (the “Company”)
Name of employee	Richard Stewart
Date on which the employment began under this Agreement	2025
Date of commencement of continuous employment	1 August 2017
Rate and intervals of pay	US$615,000 per annum, payable in equal monthly instalments in arrears
Notice of termination of employment to be given by the employer	6 months (subject to the provisions of clause 9.2 and 10.1 above)
Notice of termination of employment to be given by the employee	6 months (subject to the provisions of clause 9.2)
Probation period	There is no probationary period applicable to your employment by the Company under the terms of this Agreement
Employee’s job title	Chairman and Chief Executive Officer
Employee’s place of work

You will work at the London office or anywhere else required for the Board for the proper performance of your duties. You agree to undertake such journeys in the United Kingdom and elsewhere as the Board shall require.

You may be required to work outside the UK for a period in excess of one month. If this is required, any additional terms associated with this requirement will be agreed in advance.

Collective agreements which directly affect the terms and conditions of the employment	None
Hours of work

Your working time will be determined exclusively by you and will change to suit business needs. As such, you agree that you fall within Regulation 20(1) of the Working Time Regulations 1998 so that you are not affected by the limit on weekly working time contained in Regulation 4(1) of the Working Time Regulations 1998. If this is not the case, by entering into this employment contract you agree that the limit in Regulation 4(1) shall not apply to you, so that your working time (including overtime) may exceed an average of 48 hours for each 7 day period whenever this is necessary for the proper performance of your duties.

Holiday entitlement

You shall be entitled to 20 working days paid holiday in each holiday year in addition to such observed bank and Company holidays. The holiday year runs from January to December each year. Holiday entitlement must be taken at such times and on such notice as is agreed by the Board.

Sickness absence

You shall be entitled to receive statutory sick pay during any authorized period of absence due to illness or injury until the resumption of your duties. Your absence will only be authorized if you follow the procedures set out in the Company’s sickness absence policy. You will not be entitled to any further payment from the Company or any Group Company (other than by way of any Statutory Sick Pay or paid statutory holiday due to you pursuant to the terms of this Agreement) nor to the continued provision of his benefits under this Agreement until the resumption of your duties, although the Company may at the Board’s discretion continue to pay you your normal remuneration for such periods as it considers appropriate (“Discretionary Sick Pay”).

Other paid leave

You are eligible for other paid leave, including adoption leave, paternity leave, parental leave, shared parental leave, compassionate leave, bereavement leave and leave for public duties, in accordance with your statutory entitlements and the Company's relevant policies in place from time to time, subject to you complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay.

Pensions arrangements	See clause 4.3 above.
Training

The Company may require you to take in-house and/or external training from time to time. Any training required by the Company will be paid for by the Company. Where necessary, you will be eligible for paid time off work to undertake training, subject to applicable eligibility requirements and other conditions.

Disciplinary and grievance procedures

The Company’s disciplinary and grievance procedures as implemented from time to time will apply to your employment, with such modifications as the Company shall deem necessary to take account of your seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not be obliged to follow the procedures.

The Company may, in its absolute discretion, suspend you on full pay in order to investigate any claim or allegation which we consider could constitute serious misconduct, where relationships have broken down, where we have any grounds to consider that our property or responsibilities to other parties are at risk, and/or where we consider that your continued presence at our premises could hinder an investigation. Any such suspension is without prejudice to our right to subsequently end your employment on the same or any other ground and will last no longer than is necessary to carry out any inquiry or investigation into the circumstances and to hold any appropriate disciplinary hearings.

If you wish to appeal against any disciplinary decision or decision to dismiss you, your appeal must be made in writing to the Chair of the Parent Company and you should set out in detail the reasons for your appeal.

If you wish to raise a grievance, you may do so by writing to the Chair of the Parent Company in accordance with our grievance procedure. You should set out in detail the circumstances of your complaint.

EXHIBIT B

Employee Agreement Regarding Confidential Information and Intellectual Property signed on 22 May 2018

Schedule 1

Excluded Prior Developments Which Relate
to the Actual or Anticipated Business or
Research or Development of Achieve Life Sciences Technologies Inc.

EXHIBIT C

OUTSIDE ACTIVITIES

EXHIBIT D

TRANSATLANTIC TRAVEL BENEFITS